Exhibit 99.1

New York | Lauren Gioia | Jennifer Park | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

NEW YORK, 8 August 2016 - Sotheby’s (NYSE: BID) today reported its financial results for the second quarter and six months ended 30 June 2016.

For the three months ended 30 June 2016, Sotheby’s reported net income of $89.0 million and diluted earnings per share of $1.52 which compares to $67.6 million and $0.96, respectively, a year ago. Sotheby’s reported Adjusted Net Income* of $88.6 million and Adjusted Diluted Earnings Per Share* of $1.51 which compares to $73.1 million and $1.04, respectively, in the prior period. This represents a 21% increase in Adjusted Net Income*, but a 45% improvement in Adjusted Diluted Earnings Per Share* due to the common stock repurchases over the past year. Adjustments between GAAP and non-GAAP figures are largely the result of $5.8 million of after-tax leadership transition severance costs in the prior period.

The comparison to second quarter results of 2015 is impacted by a 16% decrease in Net Auction Sales reflecting a comparable decline in the global art market. The effect of lower sales levels is somewhat mitigated by improved auction commission margin, from 15.5% in the second quarter of 2015 to 16.4% in the current quarter. The comparison of the current and prior year periods is also significantly influenced by a change in the timing of the summer Contemporary Art sales in London, which were held in the second quarter of 2016 after occurring in the third quarter in 2015. Also favorably impacting the comparison of second quarter results is lower variable compensation costs ($16.8 million, or 51%, decrease in incentive compensation expense and a $7.3 million, or 76%,

Exhibit 99.1

decline in share-based payment expense), a decrease in inventory losses and a lower effective income tax rate.

“While we would certainly prefer to see a stronger art market, we are pleased with the progress we have been making on our strategic initiatives and the beneficial changes to our team and organization,” said Tad Smith, Sotheby’s President and Chief Executive Officer. “When the art market improves - and it certainly will - our company is poised to do very well for shareholders. Until then, we continue burnishing Sotheby’s for even more success and being very careful on capital allocation."

For the six months ended 30 June 2016, Sotheby’s reported net income of $63.1 million and diluted earnings per share of $1.03 which compares to $72.8 million and $1.04, respectively, in the prior year first half. This decrease is largely due to the same factors as affected the second quarter - lower sales volumes associated with the decline in the art market, partially offset by increased auction commission margin, lower variable compensation expenses, a favorable effective income tax rate, and the benefit of share repurchases on diluted earnings per share.

Chief Financial Officer Mike Goss said, “Given the pronounced seasonality of the art auction market, we believe investors should focus on six month results versus prior periods, rather than merely a single quarter. The comparison of quarterly results can be skewed by changes in the timing of when auctions occur, such as the summer Contemporary sales in London. Looking at the first six months of this year, investors will have a realistic view of the current market, but they will also see our improved auction commission margins, meaningful cost control, and the impact of our ongoing share repurchase program.” Goss also noted that the Company had 55.1 million common shares outstanding at 30 June 2016, a 21% reduction in the past twelve months.

Exhibit 99.1

Non-GAAP Financial Measures
*Adjusted Net Income and Adjusted Diluted Earnings Per Share are non-GAAP financial measures. See Appendix B for a description of these non-GAAP financial measures and reconciliation to the most comparable GAAP amount.

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in Section 21E of the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which Sotheby’s believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the global economy and financial markets, political conditions in various countries, competition with other auction houses and art dealers, the amount and quality of property available for consignment and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Investor Relations Information
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call as well as an accompanying slide presentation will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 9:00 AM EDT on 8 August 2016, to discuss its second quarter 2016 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 45957209. The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in nine different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, and two retail businesses, Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenues:
Agency commissions and fees	$273,764	$310,377	$354,829	$438,259
Inventory sales	5,281	7,005	12,075	19,988
Finance	14,750	11,970	29,505	24,657
License fees	2,897	2,468	5,059	4,442
Other	1,973	186	3,728	335
Total revenues	298,665	332,006	405,196	487,681
Expenses:
Agency direct costs	31,243	32,730	40,782	44,569
Cost of inventory sales	7,381	16,989	18,119	28,702
Cost of finance revenues	4,153	3,874	8,547	7,262
Marketing	4,408	4,748	9,421	8,808
Salaries and related	75,227	108,182	143,398	171,112
General and administrative	40,909	44,731	76,585	79,460
Depreciation and amortization	5,492	4,781	10,788	9,563
Voluntary separation incentive programs (net)	(231)	—	(538)	—
CEO separation and transition costs	—	43	—	4,232
Restructuring charges (net)	—	(530)	—	(889)
Total expenses	168,582	215,548	307,102	352,819
Operating income	130,083	116,458	98,094	134,862
Interest income	275	630	671	759
Interest expense	(7,638)	(9,074)	(15,184)	(17,735)
Other income (expense)	374	245	421	(1,714)
Income before taxes	123,094	108,259	84,002	116,172
Equity in earnings of investees	191	1,982	587	3,126
Income tax expense	34,355	42,789	21,569	46,713
Net income	88,930	67,452	63,020	72,585
Less: Net loss attributable to noncontrolling interest	(34)	(120)	(60)	(189)
Net income attributable to Sotheby's	$88,964	$67,572	$63,080	$72,774
Basic earnings per share - Sotheby’s common shareholders	$1.54	$0.97	$1.04	$1.04
Diluted earnings per share - Sotheby's common shareholders	$1.52	$0.96	$1.03	$1.04
Weighted average basic shares outstanding	57,104	69,332	60,063	69,211
Weighted average diluted shares outstanding	57,712	69,884	60,682	69,794
Cash dividends declared per common share	$—	$0.10	$—	$0.20

Appendix B

NON-GAAP FINANCIAL MEASURES
GAAP refers to generally accepted accounting principles in the United States of America. Included in this earnings release are financial measures presented in accordance with GAAP and also on a non-GAAP basis. The non-GAAP financial measures presented in this earnings release are: Adjusted Net Income and Adjusted Diluted Earnings Per Share. Sotheby's definition of these non-GAAP financial measures is provided in the following paragraphs. Management cautions users of Sotheby's financial statements that amounts presented in accordance with its definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate such measures in the same manner.
Adjusted Net Income is defined as Net Income Attributable to Sotheby's, excluding the after-tax impact of charges related to certain contractual severance agreements (net, recorded within Salaries and Related Costs), leadership transition severance costs (recorded within Salaries and Related Costs), charges related to Sotheby's voluntary separation incentive programs (net), CEO Separation and Transition Costs, and Restructuring Charges (net). Adjusted Diluted Earnings Per Share is defined as Diluted Earnings Per Share excluding the per share impact of charges related to certain contractual severance agreements (net, recorded within Salaries and Related Costs), leadership transition severance costs (recorded within Salaries and Related Costs), charges related to Sotheby's voluntary separation incentive programs (net), CEO Separation and Transition Costs, and Restructuring Charges (net).
Adjusted Net Income and Adjusted Diluted Earnings Per Share are important supplemental measures used by the Board of Directors and management in their financial and operational decision making processes, for internal reporting, and as part of Sotheby's forecasting and budgeting processes, as they provide helpful measures of Sotheby's core operations. These measures allow the Board of Directors and management to view operating trends, perform analytical comparisons, and benchmark performance between periods. Management also believes that these measures may be used by securities analysts, investors, financial institutions, and other interested parties in their evaluation of Sotheby's.
The following is a reconciliation of Net Income Attributable to Sotheby's to Adjusted Net Income for the three months ended June 30, 2016 and 2015 (in thousands of dollars):

	Three Months Ended June 30,
	2016	2015
Net income attributable to Sotheby's	$88,964	$67,572
Add: Contractual severance agreement charges (net), net of tax of $152 and $0	(232)	—
Add: Leadership transition severance costs, net of tax of $0 and $3,743	—	5,758
Add: Voluntary separation incentive programs charges (net), net of tax of $90 and $0	(141)	—
Add: CEO separation and transition costs, net of tax of $0 and $75	—	118
Add: Restructuring charges (net), net of tax of $0 and	—	(387)
Adjusted Net Income	$88,591	$73,061
Variance versus prior period - $	$15,530
Variance versus prior period - %	21%
The income tax effect of each line item in the reconciliation of Net Income Attributable to Sotheby's to Adjusted Net Income is computed using the relevant jurisdictional tax rates for each item.

Appendix B

The following is a reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share for the three months ended June 30, 2016 and 2015:

	Three Months Ended June 30,
	2016	2015
Diluted earnings per share	$1.52	$0.96
Add: Contractual severance agreement charges (net), per share	(0.01)	—
Add: Leadership transition severance costs, per share	—	0.08
Add: Voluntary separation incentive program charges (net), per share	—	—
Add: CEO separation and transition costs, per share	—	0.01
Add: Restructuring charges (net), per share	—	(0.01)
Adjusted Diluted Earnings Per Share	$1.51	$1.04
Variance versus prior period - $	$0.47
Variance versus prior period - %	45%